Insider Trading Policy

Spotify Technology S.A. (together with its subsidiaries, the “Company” or “Spotify”) has adopted this Insider Trading Policy (the “Policy”) to help its officers, directors, employees and other related individuals of the Company comply with insider trading laws and to prevent even the appearance of improper insider trading.

Covered Parties
The Policy covers officers, directors and all other employees of, or consultants to or contractors of, Spotify, as well as their immediate family members and members of their households (“Insider(s)”), regardless of the country in which they reside. This Policy also applies to any entities controlled by Insiders, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account. This Policy extends to all activities of an Insider, either within or outside such Insider’s duties at Spotify.

Covered Transactions
This Policy applies to all transactions involving Spotify’s securities, including ordinary shares, options for ordinary shares, warrants, debt securities or any other securities that Spotify may issue from time to time, and derivative securities relating to the Company’s securities, whether or not issued by the Company, such as publicly-traded options. This Policy also applies to all transactions involving the securities of other companies if you possess material nonpublic information about that company that was obtained in the course of your involvement with Spotify.

Insider Trading Policy Compliance Officer
The Company’s General Counsel shall serve as the Insider Trading Policy Compliance Officer. In his or her absence, the Company’s Chief Financial Officer shall serve as the Insider Trading Policy Compliance Officer. The Insider Trading Policy Compliance Officer may also designate one or more individuals in the Legal team who may perform the functions of the Insider Trading Policy Compliance Officer.

Insider Trading and Tipping Are Prohibited
Applicable securities laws (including in particular U.S. federal securities laws) make it illegal for any of us to buy or sell Spotify’s securities at a time when we possess “material nonpublic information” relating to the Company. This conduct is known as “insider trading.” Passing such material nonpublic information on to someone who may buy or sell securities—which is known as “tipping”—is also illegal.
“Material nonpublic information” is information about a company that is not known to the general public and is likely to influence a typical investor’s decision to buy, sell or hold the company’s securities. Material nonpublic information can include information that something is likely to happen—or just that it might happen. Examples of material nonpublic information with respect to Spotify include, among other things, nonpublic information about:

●Operating or financial results, known or projected future earnings or losses;
●Unannounced licensing or other content-related deals;
●A pending or proposed merger, acquisition or tender offer;
●Changes in Spotify’s senior management, auditors or board of directors;
●Litigation, whether pending or threatened, and any positive or negative developments thereof; or
●Any other information which is likely to have a significant impact on Spotify’s financial results or stock price.
If you possess any material nonpublic information, even if you are not in a blackout period, the law and this Policy require that you refrain from buying or selling Spotify’s securities until after the information has been disclosed to the public and absorbed by the market or is no longer material. A “trading day” means a day on which the New York Stock Exchange is generally open for trading and trading in the stock of the Company has not been suspended for any reason.

This is true even if you do not trade such securities for your own benefit. It is also a violation of the securities law if such trading is done by another person to whom you disclosed the inside information prior to full public disclosure. In addition, it is also a violation of this Policy if you communicate any material nonpublic information about Spotify to any other person, including family and friends.

General Policies against Trading or Causing Trading While in Possession of Material Nonpublic Information
No Insider may purchase or sell, or offer to purchase or sell, any Spotify security, whether or not issued by Spotify, while in possession of material nonpublic information about Spotify.
No Insider who knows of any material nonpublic information about Spotify may communicate that information (“tip”) to any other person, including family members and friends, or otherwise disclose such information without Spotify’s authorization.

No Insider may purchase or sell any security of any other company while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with Spotify. No Insider who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without Spotify's authorization.

Consequences of Violation
Legal penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and for their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
●Individual penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.
●Company or control person penalties. The U.S. Securities and Exchange Commission can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to Spotify and/or its management.
In addition, persons who violate this Policy may be subject to disciplinary action by Spotify, including termination of employment, whether or not the failure to comply with this Policy results in a violation of law.

Handling Inside Information
It is very important that any information which reasonably could be expected to affect the market for Spotify’s securities be kept strictly confidential until public disclosure of such information is proper. Consequently, all such information may be publicly disclosed only with the approval of the Insider Trading Policy Compliance Officer. You should not discuss or disclose confidential, inside information with or in the presence of any person outside of Spotify. In addition, you should also refrain from commenting on our competitors’ and customers’ business. If you have knowledge of any such information, you must preserve its confidentiality until Spotify discloses such information to the public.

No Trading During Quarterly “Blackout Periods”
In order to protect you and Spotify from allegations of insider trading, this Policy prohibits you from buying or selling Spotify’s securities during the quarterly “blackout periods,” which begin on the fifteenth day of the last month of each fiscal quarter and end upon the open of the market of the first trading day after the public release of the quarter’s earnings (the “blackout period”), unless otherwise modified with respect to all or certain individuals by the Insider Trading Policy Compliance Officer. This policy is based on the presumption that, during a quarterly blackout period, you may have access to information related to the quarter’s financial results, which are deemed material nonpublic information until they are disseminated into the marketplace.

Other Blackout Periods
From time to time, other types of material nonpublic information regarding Spotify (such as mergers, acquisitions, dispositions or new extraordinary product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, Spotify may impose special blackout periods during which you are prohibited from trading in Spotify’s securities. You will be notified if Spotify imposes a special blackout period that applies to you.

Exemptions from this Policy
This Policy does not apply to the vesting of restricted stock nor to a cash exercise of vested employee stock options granted by Spotify during a blackout period, since the purchase price for such stock options is fixed. You are not, however, permitted to sell the shares acquired through such exercises until the blackout period ends. Transactions in a 401(k) account are, for blackout period purposes, no different than transactions in any other account. This Policy does not apply to purchases of Spotify’s securities from Spotify or sales of Spotify’s securities to Spotify.

Exception for 10b5-1 Trading Plans
The blackout period restrictions described above do not apply to transactions under a pre- existing written plan, contract or instruction (a “10b5-1 Plan”) that satisfies the conditions of Rule 10b5-1, as in effect at such time (“Rule 10b5-1”), under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that:
●has been reviewed and approved in advance of entry into the 10b5-1 Plan by the Insider Trading Policy Compliance Officer (or, if modified, such modifications have been reviewed and approved by the Insider Trading Policy Compliance Officer), unless an exception has been granted by the Insider Trading Policy Compliance Officer;
●gives a third party the discretionary authority to execute such purchases and sales, outside of your control, so long as such third party does not possess any material nonpublic information about Spotify; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
●includes a cooling-off period between entry into the 10b5-1 Plan (or modifications to the 10b5-1 Plan) and the occurrence of trades under such 10b5-1 Plan for:
●directors and “officers” (as defined under Rule 16a-1(f) under the Exchange Act that extends to the later of 90 days after adoption or modification of a 10b5-1 Plan or two business days after disclosing the Company’s financial results in a Form 20-F or Form 6-K for the fiscal quarter in which the 10b5-1 Plan was adopted or modified, up to a maximum of 120 days; and
●employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a 10b5-1 Plan;
●was entered into by you in good faith at a time when you were not in possession of material nonpublic information about Spotify, and, to the extent required by Rule 10b5-1, contains representations in the 10b5-1 Plan certifying as to the same; and
●otherwise satisfies the conditions of Rule 10b5-1.
Unless otherwise approved by the Insider Trading Policy Compliance Officer in accordance with this Policy:

●you may not enter into, modify or terminate a 10b5-1 Plan during a blackout period;
●following the termination of a 10b5-1 Plan, you must wait at least fifteen (15) days before entering into a new 10b5-1 Plan;
●when a 10b5-1 Plan is in effect, you are prohibited from buying or selling Spotify’s securities outside of your 10b5-1 Plan;
●you are not permitted to have multiple 10b5-1 Plans in operation simultaneously; and

●you are not permitted to enter into more than one 10b5-1 Plan designed to effect purchases or sales of the total amount of securities subject to the 10b5-1 Plan as a single transaction in any 12-month period.
With respect to any purchase or sale under a 10b5-1 Plan, the third party effecting transactions on your behalf should be instructed to send duplicate confirmations of all such transactions to the Insider Trading Policy Compliance Officer.

Pre-Clearance of Transactions
All directors and “officers” (as defined under Rule 16a-1(f) under the Exchange Act) and other persons designated by the Insider Trading Policy Compliance Officer as being subject to pre-clearance requirements must first contact the Insider Trading Policy Compliance Officer and obtain pre-clearance before engaging in any transactions involving Spotify’s securities.
Pre-clearance:
●may be granted or withheld in the sole discretion of the Insider Trading Policy Compliance Officer;
●remains valid for five business days for transactions without a proposed transaction date;
●remains subject to the Insider’s independent obligation to confirm that he or she does not possess material nonpublic information at the time of the transaction;
●will not constitute legal advice that a proposed transaction complies with applicable law;
●will not result in liability to Spotify or any other person if delayed or withheld; and
●is not required for transactions under a previously approved 10b5-1 Plan.

Prohibited Transactions
You, your spouse, other persons living in your household and minor children and entities over which you exercise control, are prohibited from engaging in the following transactions in Spotify’s securities, unless advance approval is obtained from the Insider Trading Policy Compliance Officer:

●Short sales. You should at no time sell Spotify’s securities short;
●Options trading. You may not engage in any transaction in publicly traded options on Spotify’s securities, including puts or calls or other derivative securities, since such speculation can harm Spotify by sending inappropriate or potentially misleading signals to the market. This prohibition applies to all types of publicly traded options (other than employee stock options granted by Spotify); and
●Hedging. You may not enter into hedging or monetization transactions or similar arrangements with respect to Spotify’s securities.

Problematic Transactions
While employees are not prohibited by law from using Company securities as collateral for loans or in margin accounts, the Company discourages employees from such activity because, among other problems, these types of transactions may result in transactions in Company securities during a blackout period.

Post-Termination Transactions
This Policy continues to apply to transactions in Spotify’s securities even after termination of service. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Spotify’s securities until that information has become public or is no longer material.

Further Information
To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, if you are in doubt, you are advised to consult with the Insider Trading Policy Compliance Officer before buying or selling (or otherwise making any transfer, gift, pledge or loan thereof) any Spotify securities, even if you are not in a blackout period.

Interpretation and Implementation of this Policy
The Insider Trading Policy Compliance Officer shall have the authority to interpret or update this Policy and all related policies and procedures. In particular, such interpretations or updates of the Policy as authorized by the Insider Trading Policy Compliance Officer may include departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Periodic Reviews and Amendments
The Audit Committee shall periodically review this Policy. Any amendments to this Policy must be approved by the Audit Committee.

Acknowledgment and Certification
You are required to sign the acknowledgement and certification required by the Company.